EXHIBIT 99.1

II-VI Incorporated Achieves New Records for Bookings and Revenues in the Third Quarter; Increases Fiscal Year 2011 Guidance

PITTSBURGH, April 26, 2011 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its third fiscal quarter ended March 31, 2011.

On January 4, 2010, the Company completed its acquisition of Photop Technologies, Inc. (Photop). Company results include Photop's results for the three and nine months ended March 31, 2011. On December 6, 2010, the Company completed its acquisition of Max Levy Autograph, Inc. (MLA). Results for the quarter and nine months ended March 31, 2011 include the operating results of MLA since the acquisition date.

Bookings for the quarter increased 30% to a record $142,883,000 compared to $109,963,000 in the third quarter of last fiscal year. Bookings for the nine months ended March 31, 2011 increased 49% to $389,061,000 from $261,610,000 for the same period last fiscal year. Included in bookings for the three and nine months ended March 31, 2011 were approximately $36.8 million and $94.4 million, respectively, of bookings attributable to Photop. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 33% to a record $129,997,000 from $97,531,000 in the third quarter of last fiscal year. Revenues for the nine months ended March 31, 2011 increased 60% to $371,018,000 from $231,854,000. Included in revenues for the three and nine months ended March 31, 2011 were approximately $32.4 million and $90.1 million, respectively, of revenues attributable to Photop.

Net earnings attributed to II-VI Incorporated for the quarter were $23,119,000, or $0.72 per share-diluted, compared with net earnings of $10,313,000, or $0.33 per share-diluted, in the third quarter of last fiscal year. For the nine months ended March 31, 2011, net earnings attributable to II-VI Incorporated were $60,643,000, or $1.90 per share-diluted, compared to net earnings of $22,600,000, or $0.74 per share-diluted, in the same period last fiscal year.

Francis J. Kramer, president and chief executive officer said, "We achieved record bookings and revenues in the third fiscal quarter as strong positive momentum continued across almost all markets. Bookings increased 30%, revenues were up 33% and earnings more than doubled from the year-ago quarter. Orders in the Infrared Optics segment and at Photop were particularly strong - up 38% and 39%, respectively, from the year-ago quarter and 12% and 24%, respectively, from the quarter ended December 31, 2010. Our backlog stands at $176.5 million, an increase of 23% from March 31, 2010 and 9% from December 31, 2010. Earnings of $0.72 per share-diluted primarily resulted from increases in sales volume and operating efficiencies. The effective tax rate for the quarter was lower to reflect the increased profit contribution from our foreign operations; revenues outside of the U.S. accounted for over 60% of our total revenues for the quarter."

Kramer continued, "Quarterly EBITDA performance and cash flow generation continue to strengthen. EBITDA for the quarter increased 63% from the same period last fiscal year and 9% from the December 31, 2010 period. During the quarter, we made strategic capital investments of $14 million, after which our cash balance still increased $9 million. Robust market momentum, strong operating performance and a record order backlog are causing us to increase our guidance for the fourth quarter and fiscal year."

Kramer concluded, "We are in the process of preparing the II-VI Incorporated operating plan for fiscal year 2012. We see continuing strength in industrial markets as global economies rebound. Near-infrared market growth appears positive overall, with ongoing strength in China. We are monitoring U.S. military spending to assess the effects any changes may have on our military businesses. We expect to introduce guidance for fiscal year 2012 in June 2011."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended March 31,			Nine Months Ended March 31,
	2011	2010	% Increase	2011	2010	% Increase

Bookings:
Infrared Optics	$52,535	$38,023	38%	$140,843	$98,637	43%
Near-Infrared Optics	47,195	35,097	34%	116,917	59,428	97%
Military & Materials	23,859	23,456	2%	68,730	60,947	13%
Compound Semiconductor Group	19,294	13,387	44%	62,571	42,598	47%
Total Bookings	$142,883	$109,963	30%	$389,061	$261,610	49%

Revenues:
Infrared Optics	$48,407	$36,139	34%	$130,275	$96,492	35%
Near-Infrared Optics	42,354	31,189	36%	120,717	50,370	140%
Military & Materials	22,319	15,847	41%	61,921	46,651	33%
Compound Semiconductor Group	16,917	14,356	18%	58,105	38,341	52%
Total Revenues	$129,997	$97,531	33%	$371,018	$231,854	60%

Segment Earnings:
Infrared Optics	$12,664	$6,851	85%	$30,732	$16,891	82%
Near-Infrared Optics	5,526	4,081	35%	20,475	5,189	295%
Military & Materials	4,626	1,965	135%	11,772	5,723	106%
Compound Semiconductor Group	2,854	1,632	75%	10,040	2,420	315%
Total Segment Earnings	$25,670	$14,529	77%	$73,019	$30,223	142%

Outlook

For the fourth fiscal quarter ending June 30, 2011, the Company currently forecasts revenues to range from $129 million to $134 million and earnings per share to range from $0.68 to $0.73. Comparable results for the quarter ended June 30, 2010 were revenues of $113.2 million and earnings per share of $0.51. For the fiscal year ending June 30, 2011, the Company expects revenues to range from $500 million to $505 million and earnings per share to range from $2.58 to $2.63. Results for the year ended June 30, 2010 were revenues of $345.1 million and earnings per share of $1.25. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, April 26, 2011 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/3wbksso. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of Electro-Magnetic Interference. In the Company's Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010

Revenues
Net sales:
Domestic	$48,221	$45,321	$141,761	$115,621
International	78,724	49,387	221,743	109,645
	126,945	94,708	363,504	225,266
Contract research and development	3,052	2,823	7,514	6,588
Total Revenues	129,997	97,531	371,018	231,854

Costs, Expenses and Other Expense (Income)
Cost of goods sold	74,906	58,697	213,129	138,340
Contract research and development	2,243	2,082	5,769	4,486
Internal research and development	3,892	3,238	11,095	7,960
Selling, general and administrative	23,286	18,985	68,006	50,845
Interest expense	34	1	89	44
Other expense (income), net	(1,431)	82	(3,033)	(50)
Total Costs, Expenses, and Other Expense (Income)	102,930	83,085	295,055	201,625

Earnings Before Income Taxes	27,067	14,446	75,963	30,229

Income Taxes	3,871	4,208	15,111	7,708

Net Earnings	23,196	10,238	60,852	22,521
Less: Net Earnings (Loss) Attributable to Noncontrolling Interests	77	(75)	209	(79)
Net Earnings Attributable to II-VI Incorporated	$23,119	$10,313	$60,643	$22,600
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$0.72	$0.33	$1.90	$0.74
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$0.74	$0.34	$1.95	$0.76

Average Shares Outstanding - Diluted	32,104	31,194	31,851	30,378
Average Shares Outstanding - Basic	31,176	30,666	31,038	29,930

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
($000)
	March 31, 2011	June 30, 2010
Assets
Current Assets
Cash and cash equivalents	$128,477	$108,026
Accounts receivable	91,025	78,624
Inventories	111,143	81,397
Deferred income taxes	7,248	5,382
Prepaid and refundable income taxes	9,149	4,294
Prepaid and other current assets	10,883	10,547
Total Current Assets	357,925	288,270
Property, plant & equipment, net	131,792	117,937
Goodwill	62,907	56,088
Other intangible assets, net	28,985	24,995
Investments	15,228	15,269
Deferred income taxes	14	3,029
Other assets	5,019	3,393
Total Assets	$601,870	$508,981

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$28,543	$21,347
Accruals and other current liabilities	61,468	51,838
Total Current Liabilities	90,011	73,185
Long-term debt	3,622	3,384
Deferred income taxes	6,253	6,195
Other liabilities	11,150	15,357
Total Liabilities	111,036	98,121

Total II-VI Incorporated Shareholders' Equity	490,233	410,353
Noncontrolling Interests	601	507
Total Shareholders' Equity	490,834	410,860
Total Liabilities and Shareholders' Equity	$601,870	$508,981

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)	Nine Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$59,676	$53,526

Cash Flows from Investing Activities
Additions to property, plant and equipment	(28,856)	(9,384)
Purchase of businesses, net of cash acquired	(12,813)	(45,600)
Cash acquired from purchased business due to selling shareholders	--	8,344
Investment in unconsolidated business	(1,180)	(4,752)
Proceeds from collection of note receivable	2,000	--
Payment on deferred purchase price	--	(1,141)
Other investing activities	336	180
Net cash used in investing activities	(40,513)	(52,353)

Cash Flows from Financing Activities
Proceeds from exercises of stock options	4,765	879
Excess tax benefits from share-based compensation expense	2,240	318
Payment on earn-out arrangement	(6,000)	--
Payments on long-term borrowings	--	(558)
Net cash provided by financing activities	1,005	639

Effect of exchange rate changes on cash and cash equivalents	283	(539)

Net increase in cash and cash equivalents	20,451	1,273

Cash and Cash Equivalents at Beginning of Period	108,026	95,930
Cash and Cash Equivalents at End of Period	$128,477	$97,203

II-VI Incorporated and Subsidiaries
Other Selected Financial Information
($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

EBITDA	$33,974	$20,829	$96,604	$44,743
Cash paid for capital expenditures	$14,188	$2,693	$28,856	$9,384
Net payments on indebtedness	$--	$--	$--	$558
Share-based compensation expense, pre-tax	$2,240	$2,765	$8,223	$6,868

Reconciliation of Segment
Earnings and EBITDA to Net Earnings	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Total Segment Earnings	$25,670	$14,529	$73,019	$30,223
Interest expense	34	1	89	44
Other expense (income), net	(1,431)	82	(3,033)	(50)
Income taxes	3,871	4,208	15,111	7,708
Net earnings	$23,196	$10,238	$60,852	$22,521

EBITDA	$33,974	$20,829	$96,604	$44,743
Interest expense	34	1	89	44
Depreciation and amortization	6,873	6,382	20,552	14,470
Income taxes	3,871	4,208	15,111	7,708
Net earnings	$23,196	$10,238	$60,852	$22,521
CONTACT: Craig A. Creaturo
         Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com
         Homepage: www.ii-vi.com